Stock Symbol/Company Name -	IVDN.OB, Innovative Designs, Inc.
Date to be released -	April 4, 2013
Time to be released -	Immediate
Contact Name -	Joseph Riccelli, CEO
Contact Phone Number -	(P) 412-799-0350

Innovative Designs Enters Into Agreement With Edgetech Solar Energenx Co.

PITTSBURGH, PA -- (MARKET WIRE) — April 4, 2013 - Innovative Designs Inc. (IVDN.OB) Innovative Designs has entered into an agreement with EdgetechSolar Energenx Company to begin representing its products in China, Hong Kong, Macau and Taiwan. Edgetech Solar Energenx Company has been involved in environmental technologies since 1994. Through direct relationships with manufacturers in China and Taiwan, they provide factory direct pricing on photovoltaic modules, solar hot water systems, LED lighting and advanced Alternative Energy systems for environmentally responsible solutions. The agreement states that Edgetech must place aggregate business of at least $4,000,000.00 per annum with yearly increases of 10%. Innovative Designs CEO Joseph Riccelli stated, “There has been a lot of interest in our products from the Asian market and we are looking forward to our new business relationship with Edgetech. They (Edgetech) currently do business with private enterprises and government agencies. Our products have already been presented to various private enterprises and government agencies which have resulted in a definite interest going forward.”

The Company

Innovative Designs, Inc. manufactures the Insultex® House Wrap, Arctic Armor® Line, hunting apparel, swimwear, wind shirts, jackets, and the multi-function "All in One" under the "i.d.i.gear" label featuring INSULTEX®. INSULTEX® is the thinnest, lightest and warmest insulator in the market today. For more information, please visit http://www.idigear.com.

Disclaimer

Certain statements in this press release constitute "forward-looking" statements as defined by federal law. Such statements are based on assumptions, but there is no assurance that actual outcomes will not be materially different as those implied. Any such statements are made in reliance on the "Safe Harbor" protections provided under the Private Securities Reform Act of 1995 and are subject to various factors, including the risks and matters discussed in the Company's SEC filings available at http://www.sec.gov